Exhibit 10.1

Branded Motor Fuel Marketer Agreement

March 17, 2014
Parties
Chevron Products Company, a division of Chevron U.S.A. Inc. (“Supplier”)
Susser Petroleum Operating Co. Llc (“Marketer”)
Terms
The parties agree as follows:
1 Area of Primary Responsibility
Supplier hereby appoints Marketer its nonexclusive distributor (“Branded Marketer”) of Supplier’s Chevron® and Texaco® brand motor gasoline and diesel fuel products (individually a “Product”; collectively the “Products”), with responsibility to serve and develop trade for the Products in the counties specified in Exhibit A (“Marketer’s Area of Primary Responsibility”). It is understood that Supplier may also engage in the sale and distribution of the Products in Marketer’s Area of Primary Responsibility directly to consumers and by supply to other resellers.
2    Term
The term of this agreement shall commence on May 1, 2014, and shall end on April 30, 2017. This agreement shall not become effective if, prior to the commencement of its term, Supplier notifies Marketer of Supplier’s election to exercise any right Supplier may have to terminate any prior agreement with Marketer covering the sale by Supplier of Products to Marketer. In such event this agreement shall be null and void.
3    Product Quantities
3.1    Purchase and Sale Obligations
Marketer shall purchase from Supplier such quantities of the Products as are necessary to serve customer demand for the Products in Marketer’s Area of Primary Responsibility. Subject to the limitations set forth in this section 3, Supplier shall sell to Marketer such quantities of the Products as Marketer may order from Supplier. Without limitation on the foregoing, Marketer agrees to purchase from Supplier during each contract year not less than 5,000,000 gallons of Supplier’s branded motor gasoline.

3.2	Seasonal Adjustment of Monthly Percentages
As used in this agreement, the “Seasonal Monthly Percentage” for a particular delivery point, Product, and month means: the average percentage over the prior 10 calendar years (or for such lesser period as Supplier has complete data) of the total annual deliveries of the particular Product to all Supplier customers made during the particular calendar month

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from all of the delivery points within the applicable Terminal Group. The “Terminal Group” shall consist of one or more delivery points in the same geographic region as designated by Supplier. For example, if for the prior 10 years, on average, 7.2 percent of the annual total motor gasoline deliveries to Supplier’s customers from all of the delivery points in the Terminal Group were made during the month of March, then the Seasonal Monthly Percentage for motor gasoline for March would be 7.2 percent.

3.3	Monthly Limitation on Sale Obligation
Subject to adjustment as set forth in sections 3.4 through 3.6, Supplier shall not be obligated to sell to Marketer in any calendar month at any delivery point quantities of any Product in excess of the Seasonal Monthly Percentage times the quantities of such Product actually purchased by Marketer from Supplier and delivered by Supplier to Marketer at the particular delivery point (the “Terminal Annual Quantities”) during the 12 calendar months immediately preceding the calendar month in question (e.g., the applicable 12-month period for the month of July would begin with the month of July during the prior calendar year and run through the month of June of the current calendar year), either under this agreement or under any similar prior agreement between Supplier and Marketer.

3.4	Adjustment for New Branded Marketers
If Marketer has not been a Branded Marketer prior to execution of this agreement, then the limitation set forth in section 3.3 shall not apply during the first 12 months of the term of this agreement. During such initial 12‑month period, Supplier shall not be obligated to sell to Marketer in any calendar month at any delivery point quantities of any Product in excess of the Seasonal Monthly Percentage times the sum of the annual volumes for the particular Product to be delivered at the particular delivery point specified in Exhibit A of the Authorization Agreement for each active Retail Outlet entered into between Supplier and Marketer under section 8.6 (Branding of Retail Outlets).

3.5	Adjustment for New Retail Outlets
In calculating the volume limitations set forth in section 3.3, an adjustment shall be made as follows in the Terminal Annual Quantities for each Product to reflect any Authorization Agreement entered into between Supplier and Marketer, and dated after the date of this agreement, for Retail Outlets not previously supplied with Supplier’s Chevron or Texaco brand motor fuels by Marketer (“New Retail Outlet”): During the year following the date (the “Start Date”) on which the New Retail Outlet first commences sale of Chevron or Texaco brand motor fuels to motorists (as reflected by sales recorded by Supplier’s Retail Technology System or any successor system (“RTS”)), a percentage (the “Shortfall Percentage”) of the annual volume for the applicable Product specified in Exhibit A to the Authorization Agreement for the New Retail Outlet shall be added to the Terminal Annual Quantities for the particular delivery point to reflect the fact that Marketer’s actual purchases from Supplier during the portion of the relevant 12-month period falling before the Start Date will not reflect the increase in Marketer’s business due to sales at the New Retail Outlet. The Shortfall Percentage shall be calculated by adding the Seasonal Monthly Percentages for the applicable Product for any full calendar months during the relevant 12-month period falling before the Start Date for the particular Retail Outlet. (An example of the adjustments contemplated by this section 3.5 is set forth in Exhibit B.)

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3.6	Adjustment for Inactive Retail Outlets
A Retail Outlet for which Marketer and Supplier have entered into an Authorization Agreement shall be considered “inactive” for purposes of this section 3 (and shall not be considered “active” for purposes of section 3.4) if either:

(a)
No motor fuel sales have been recorded at the Retail Outlet by RTS for 10 consecutive days, unless Marketer has given Supplier prior written notice that such Retail Outlet will be temporarily out of service for maintenance or construction work together with the Marketer’s reasonable estimate of the period of time that such Retail Outlet will be out of service.

(b)	Supplier or Marketer have terminated the Authorization Agreement for the particular Retail Outlet.
In calculating the volume limitations set forth in section 3.3 an adjustment shall be made to reflect any inactive Retail Outlet, as follows: The Terminal Annual Quantities for the particular Product at the particular delivery point shall be reduced by the amount of the volume of the particular Product sold at the inactive Retail Outlets during the relevant 12-month period as recorded through RTS at the inactive Retail Outlet. (An example of the adjustments contemplated by this section 3.6 is set forth in Exhibit B.)

3.7	Other Limitations
As used in this agreement, “contract year” shall mean a 12-month period commencing with the first day of the term of this agreement or any anniversary thereof during the term of this agreement. Deliveries by Supplier to Marketer for any fraction of a calendar month or contract year that this agreement may be in effect shall be in proportion to the quantities specified above. Although not required to do so, Supplier may at its option and after request by Marketer elect to sell to Marketer quantities of Products in excess of the maximum quantities specified in this agreement. Deliveries by Supplier to Marketer shall be spaced reasonably evenly over the month in accordance with such procedures as may be reasonably established by Supplier. Marketer’s purchases of each grade of a particular grade or category of Product shall be in such proportion as Supplier in its sole discretion shall determine.
4    Delivery
4.1    Delivery Points
Subject to later change by Supplier as set forth below, Supplier shall deliver or arrange for the delivery of Products to Marketer in the manner and at the delivery points set forth below.

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Products	Delivery Point	Type of Delivery
Chevron or Texaco Motor Gasoline	FORT WORTH TX TRM CHEVRON	Bulk Transport
Chevron or Texaco Diesel Fuel	FORT WORTH TX TRM CHEVRON	Bulk Transport
Chevron or Texaco Motor Gasoline	GALENA PARK TX TRM CHEVRON	Bulk Transport
Chevron or Texaco Diesel Fuel	GALENA PARK TX TRM CHEVRON	Bulk Transport
Chevron or Texaco Motor Gasoline	ABERNATHY TX TRM VALERO	Bulk Transport
Chevron or Texaco Diesel Fuel	ABERNATHY TX TRM VALERO	Bulk Transport
Chevron or Texaco Motor Gasoline	ABILENE TX TRM PRIDE REF	Bulk Transport
Chevron or Texaco Diesel Fuel	ABILENE TX TRM PRIDE REF	Bulk Transport
Chevron or Texaco Motor Gasoline	AMARILLO TX TRM VALERO	Bulk Transport
Chevron or Texaco Motor Gasoline	AUSTIN TX TRM FLINT HILLS RES	Bulk Transport
Chevron or Texaco Diesel Fuel	AUSTIN TX TRM FLINT HILLS RES	Bulk Transport
Chevron or Texaco Motor Gasoline	BATON ROUGE LA TRM EXXONMOB	Bulk Transport
Chevron or Texaco Diesel Fuel	BATON ROUGE LA TRM EXXONMOB	Bulk Transport
Chevron or Texaco Motor Gasoline	BEAUMONT TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Diesel Fuel	BEAUMONT TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Motor Gasoline	BROWNSVILLE TX TRM CITGO	Bulk Transport
Chevron or Texaco Diesel Fuel	BROWNSVILLE TX TRM CITGO	Bulk Transport
Chevron or Texaco Motor Gasoline	CADDO MILLS TX TRM TRUMAN	Bulk Transport
Chevron or Texaco Diesel Fuel	CADDO MILLS TX TRM TRUMAN	Bulk Transport
Chevron or Texaco Motor Gasoline	CENTER TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Diesel Fuel	CENTER TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Motor Gasoline	HARLINGEN TX TRM VALERO	Bulk Transport
Chevron or Texaco Diesel Fuel	HARLINGEN TX TRM VALERO	Bulk Transport
Chevron or Texaco Motor Gasoline	HEARNE TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Diesel Fuel	HEARNE TX TRM SUNOCO	Bulk Transport
Chevron or Texaco Motor Gasoline	IRVING TX TRM EXXONMOBIL	Bulk Transport
Chevron or Texaco Diesel Fuel	IRVING TX TRM EXXONMOBIL	Bulk Transport
Chevron or Texaco Motor Gasoline	LAKE CHARLES LA TRM CITCO	Bulk Transport
Chevron or Texaco Diesel Fuel	LAKE CHARLES LA TRM CITCO	Bulk Transport
Chevron or Texaco Motor Gasoline	LAREDO TX TRM VALERO	Bulk Transport
Chevron or Texaco Diesel Fuel	LAREDO TX TRM VALERO	Bulk Transport
Chevron or Texaco Motor Gasoline	ODESSA TX TRM MAGELLAN	Bulk Transport
Chevron or Texaco Diesel Fuel	ODESSA TX TRM MAGELLAN	Bulk Transport
Chevron or Texaco Motor Gasoline	SAN ANGELO TX TRM PRIDE	Bulk Transport
Chevron or Texaco Diesel Fuel	SAN ANGELO TX TRM PRIDE	Bulk Transport
Chevron or Texaco Motor Gasoline	SAN ANTONIO TX TRM CITGO	Bulk Transport
Chevron or Texaco Diesel Fuel	SAN ANTONIO TX TRM CITGO	Bulk Transport
Chevron or Texaco Motor Gasoline	SAN ANTONIO TX TRM FLINT HILL	Bulk Transport
Chevron or Texaco Diesel Fuel	SAN ANTONIO TX TRM FLINT HILL	Bulk Transport
Chevron or Texaco Motor Gasoline	WACO TX TRM FLINT HILLS RESOUR	Bulk Transport
Chevron or Texaco Diesel Fuel	WACO TX TRM FLINT HILLS RESOUR	Bulk Transport
Chevron or Texaco Motor Gasoline	PORT ALLEN LA TRM PLACID	Bulk Transport
Chevron or Texaco Diesel Fuel	PORT ALLEN LA TRM PLACID	Bulk Transport
Chevron or Texaco Motor Gasoline	EULESS TX TRM FLINT HILLS	Bulk Transport
Chevron or Texaco Diesel Fuel	EULESS TX TRM FLINT HILLS	Bulk Transport

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Chevron or Texaco Motor Gasoline	EL PASO TX TRM WESTERN REF	Bulk Transport
Chevron or Texaco Diesel Fuel	EL PASO TX TRM WESTERN REF	Bulk Transport
Chevron or Texaco Motor Gasoline	DALLAS TX TRM MAGELLAN	Bulk Transport
Chevron or Texaco Diesel Fuel	DALLAS TX TRM MAGELLAN	Bulk Transport

Supplier shall have the right at any time in its absolute discretion to change any of the above delivery points. In the event of any such change, the Terminal Annual Quantities attributable to the discontinued delivery point shall be allocated to the new or changed delivery points in such proportion as Supplier may specify.

4.2	Legal Transfer
Title and risk of loss shall pass to Marketer at the delivery point.

4.3	Delivery into Marketer’s Vehicles
If deliveries are to be made into vehicles supplied by Marketer, Supplier shall not be required to make such deliveries into such vehicles unless they are clean and empty immediately prior to delivery and shall not be required to load or deliver quantities less than the full capacity of the vehicle, except as otherwise authorized by Supplier. Marketer shall comply with such reasonable rules and regulations as Supplier may establish regarding deliveries by Supplier into Marketer’s vehicles.

4.4	Delivery into Marketer’s Storage Facilities
If deliveries are to be made into Marketer’s storage facilities, Marketer shall provide storage facilities sufficient to enable it to receive such deliveries and shall provide Supplier with unimpeded and adequate ingress thereto and egress therefrom twenty-four hours per day. Marketer shall comply with such reasonable rules and regulations as Supplier may establish regarding deliveries by Supplier into Marketer’s storage facilities.

4.5	Delivery by Barge
If deliveries are to be made by barge, Marketer shall provide free wharfage at the delivery point where the barge may at all times lie safely afloat.

4.6	Demurrage
Marketer shall reimburse Supplier on demand for any demurrage or other charges incurred by Supplier by reason of Marketer’s failure to unload any delivery vehicle or release the same within the time allowed without demurrage or other charge even though such failure may have arisen from causes beyond the control of Marketer.

4.7	Orders for Delivery
Deliveries by Supplier to Marketer shall be made after reasonable notice from Marketer. All orders for delivery of the Products shall be placed by Marketer at Supplier’s designated order point, unless Supplier gives Marketer written notice of alternate arrangements.
5    Price
The prices that Marketer shall pay Supplier for the Products shall be Supplier’s prices to Marketer in effect at the time and place of each delivery for the particular Product, grade,

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quantity and type of delivery involved, as established by Supplier. Supplier shall have the right at any time without prior notice to Marketer to change any or all such prices or the method by which Supplier’s prices to Marketer are determined.
6    Payment Terms
6.1    Cash Terms
Marketer shall, except at Supplier’s option, pay Supplier cash before delivery for the Products.
6.2    Optional Credit Terms
If Supplier elects to extend credit to Marketer, Marketer acknowledges the importance of payment within the terms specified when credit is extended and agrees that any past due amounts shall bear interest at the rate of 18% per year or the maximum rate permitted by the state of Marketer’s residence as specified in section 21.2 (Notices), whichever is less. If Marketer fails to make payment within the specified terms, such failure shall, at Supplier’s option, be deemed a breach of this entire agreement and, in addition to such other remedies as it may have, Supplier shall have thereafter the right to demand advance cash payment, to withhold deliveries until such advance payment (including payment of all amounts then outstanding for Products delivered by Supplier to Marketer) is received, or to terminate this agreement. The acceptance of any payment by Supplier after the due date shall not waive any of Supplier’s rights nor shall such withholding of deliveries or termination of this agreement affect any obligation of Marketer. If credit is extended to Marketer by Supplier, Marketer shall furnish Supplier with such information regarding Marketer’s financial condition as Supplier may reasonably request.
6.3    Change of Payment Terms
Supplier’s terms of payment are subject to change without notice at the discretion of Supplier.

7	Taxes
Any tax, duty, toll, fee, impost, charge or other exaction, or the amount equivalent thereto, and any increase thereof now or hereafter imposed, levied or assessed by any governmental authority upon, measured by, incident to, or as a result of the transactions provided for in this agreement (other than local, state, and federal net income taxes measured by the net income of Supplier from all sources), or the transportation, importation, production, manufacture, use or ownership of the Products, shall, if collectible or payable by Supplier, be paid by Marketer on demand by Supplier. Any such payments shall be in addition to the prices for the Products otherwise provided for in this agreement. Marketer shall, at Supplier’s request, execute and deliver to Supplier such certificates or other documents as Supplier may reasonably require to enable Supplier to secure any tax exemption that may be available in connection with sales or deliveries under this agreement.

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8	Product Quality and Identity

8.1	Product Quality
The Products shall be Supplier’s brands, grades, and quality thereof, respectively, as established by Supplier for its Branded Marketers at the time and place of delivery. Marketer shall not permit the adulteration of any Products. Marketer shall maintain the quality of the Products and shall comply with such reasonable rules and regulations as Supplier may establish regarding the handling and quality control of the Products, including the requirements of Supplier’s Motor Fuel Quality Compliance Manual referred to in section 19.1 (Motor Fuel Regulations).

8.2	Product Identity
Marketer agrees that the Products shall be resold by Marketer only under the trademarks and trade names authorized by Supplier for the Products, except as provided in section 8.7 (Disapproved Retail Outlets). At no time shall Marketer sell or offer for sale under such trademarks and trade names any product not authorized by Supplier to be sold thereunder. Marketer shall see that any likelihood of confusion between the Products and products of other manufacturers or suppliers, and any likelihood of substitution or commingling of the products of others as or with the Products, is eliminated and shall comply with such reasonable rules and regulations in this regard as Supplier may establish. Supplier’s representatives shall have the right at any time to enter upon the premises where the Products are stored by or for Marketer and to take samples of the Products for testing purposes, compensating Marketer (at Marketer’s cost, which for this purpose shall be based on Supplier’s price to Marketer under this agreement in effect at the time such samples are taken, or, at Supplier’s option, in kind) for any Products taken.

8.3	Supplier’s Insignia
Marketer recognizes Supplier’s right to use and authorize others to use all trademarks, service marks, trade names, color schemes, service station designs, and other elements of Supplier’s trade dress (collectively “Supplier’s Insignia”) utilized by Supplier to identify products and services or the places or outlets where they are sold or marketed. Marketer shall not claim any right, title, or interest in Supplier’s Insignia. Marketer acknowledges the need to control Marketer’s use of Supplier’s Insignia in order to maintain the validity thereof and to assure the continued recognition of, acceptance by, and high regard of the motoring public and other consumers for the products and services and Retail Outlets identified by Supplier’s Insignia. Accordingly, Marketer agrees that Supplier’s Insignia shall be used only in such manner as may be approved by Supplier and that Supplier may change Supplier’s Insignia and its promotional materials as it sees fit. Marketer shall not simulate in any way any of Supplier’s Insignia. Marketer shall not use any of Supplier’s Insignia in Marketer’s company name, nor permit such use in the name of any company in which Marketer has an interest. Marketer shall not register an Internet domain name containing Supplier’s Insignia without Supplier’s prior written consent. Any domain name containing Supplier’s Insignia shall be deemed to be Supplier’s Insignia for purposes of this agreement. Upon the termination of this agreement, Marketer shall immediately:

a.	Discontinue any and all use of Supplier’s Insignia.

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b.	Obliterate Supplier’s Insignia from all real or personal property utilized by Marketer.

c.	Remove Supplier’s Insignia from all telephone directory listings and any other advertising media utilized by Marketer.

d.	Refrain from making any statements or engaging in any conduct that suggests that Marketer remains affiliated with Supplier in any way.
Marketer likewise shall obliterate Supplier’s Insignia from any real or personal property of Marketer before selling such property to a third party.

8.4	Branded Signs
Signs bearing Supplier’s Insignia (including primary identification signs, interior-lighted price signs, pump island spanners, canopy graphics, windshield water and towel holders, and other identifications) are referred to in this section 8 as “Branded Signs” whether they are owned by Supplier, Marketer, or another party. Marketer shall use Branded Signs (or permit their use by others) only:

a.	In connection with products manufactured or handled by Supplier.

b.	In such manner as may be approved by Supplier.

c.	In connection with the operation of a Supplier-approved Retail Outlet offering Chevron or Texaco brand motor fuels for sale to the general public.

d.	In accordance with Supplier’s image standards for Chevron or Texaco branded Retail Outlets.
All trademark, service mark, and copyright rights and other intellectual property rights in Branded Signs shall remain with Supplier. Marketer may not use other signs to advertise products purchased from Supplier nor place other signs on a sign pole containing a Branded Sign (except motor fuel price signs) without Supplier’s prior written consent. Marketer shall not transfer ownership or possession of any Branded Signs (or any trash valets of the design patented by Supplier) unless the transferee agrees in writing to assume all of Marketer’s obligations under this section 8 and Marketer promptly provides Supplier with a true and correct copy of such assumption agreement.

8.5	Supplier’s Right to Change Brands, Discontinue Products, and Add New Products
Supplier shall have the right at any time to change, alter or amend any of the trademarks and trade names under which the Products are now or may hereafter be sold. If Supplier discontinues marketing any Product in any area in which Marketer distributes the Products, Supplier shall be relieved of all obligations to sell or deliver the discontinued Product to Marketer in the relevant area. If Supplier markets in such area any other motor fuel product in lieu of a discontinued Product or in addition to the Products (a “New Product”), then this agreement shall embrace the New Product and all of the terms and conditions of this agreement applicable to the Products (or previously applicable to any discontinued Product) shall apply to the New Product. Discontinued Products and New Products may include product grades and categories, and biofuels or other renewable or alternative fuels.

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Marketer or its customers shall be solely responsible for any investment required for them to handle, distribute, or resell any New Product.

8.6	Branding of Retail Outlets
Marketer shall not use Supplier’s Insignia at, or authorize or permit their use by the operator of, any service station, cardlock facility or other motor fuel retail outlet (a “Retail Outlet”) of Marketer or one of Marketer’s customers, unless Supplier in its sole discretion so approves and enters into a written agreement authorizing the use of Supplier’s Insignia (an “Authorization Agreement”) at the Retail Outlet with Marketer on terms and conditions satisfactory to Supplier. If the Retail Outlet is operated by someone other than Marketer, Supplier may condition any Authorization Agreement with Marketer for the Retail Outlet on its operator entering into a written agreement with Marketer regarding the operation of and use of Supplier’s Insignia at the Retail Outlet on terms and conditions satisfactory to Supplier. Supplier reserves the right to approve or establish Retail Outlets anywhere it chooses for operation under the Chevron or Texaco brand or another brand by other Branded Marketers or other resellers or by Supplier itself through its employees or agents. An Authorization Agreement for a Retail Outlet between Supplier and another Branded Marketer confers no rights on Marketer, and Marketer shall not supply Chevron or Texaco brand motor fuel to any Retail Outlet supplied by another Branded Marketer unless Marketer first enters into its own Authorization Agreement for the Retail Outlet with Supplier. Marketer shall keep complete and accurate records showing the monthly quantities of each Product supplied by Marketer to each Retail Outlet for which Supplier has entered into an Authorization Agreement with Marketer. Marketer shall also keep, or shall cause Marketer’s retailer customers to keep, complete and accurate inventory records for all motor fuels stored and sold at such Retail Outlets. Marketer shall submit copies of such records to Supplier as Supplier may request.

8.7	Disapproved Retail Outlets
If Supplier is unwilling to enter into an Authorization Agreement with Marketer for a particular Retail Outlet, Marketer may nevertheless supply it (if otherwise legally permitted) provided that Marketer shall not represent or authorize or permit any other person to represent that the products supplied are the products of Supplier or use or authorize or permit any other person to use any of Supplier’s Insignia or any other identification, designation or marking of any kind at the Retail Outlet that would identify it or the products sold there with Supplier. It is understood and agreed that Products purchased under this agreement and resold at a Retail Outlet pursuant to this section 8.7 shall be sold under Marketer’s brands and trade names or those of Marketer’s customers, and Supplier hereby gives its consent to such rebranding of those Products. If the Retail Outlet is operated by someone other than Marketer, Marketer shall impose the same obligations on the operator by written agreement in a form satisfactory to Supplier.

8.8	Marketer’s Indemnity Obligations
Marketer’s indemnity obligation under section 17 (Indemnity) shall include any and all expense, liability and claims for damage to property (including property of Marketer), or for injury to or death of any person (including Marketer), directly or indirectly arising or alleged to arise from anything occurring from any cause on or about or in connection with

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the maintenance, upkeep, repair, replacement or operation of any Retail Outlet supplied by Marketer or anything located thereon. The insurance to be carried by Marketer pursuant to section 18 (Insurance) shall include, but not be limited to, insurance in regard to each such Retail Outlet of the types and in the amounts specified in section 18 and, upon request by Supplier, Marketer shall furnish Supplier with satisfactory evidence of the maintenance of such insurance.

8.9	Survival of Covenants
The covenants contained in this section 8 shall survive termination of this agreement.

9	Supplier’s Payment Card Programs

9.1	Payment Card Acceptance
Supplier may, at its option, authorize Marketer or one or more of Marketer’s retailer customers to participate in Supplier’s payment card programs (“Supplier’s Card Programs”) and accept credit cards, debit cards, or other payment cards approved by Supplier for retail sales under Supplier’s Card Programs. By participating in and submitting payment card transactions to Supplier for processing under Supplier’s Card Programs, Marketer agrees to be bound by and honor all of the terms and conditions of the relevant programs, as established by Supplier. Supplier may now or in the future impose various service charges under Supplier’s Card Programs, and may refuse to process or may charge back to Marketer credit card or debit card transactions in accordance with the terms and conditions of Supplier’s Card Programs. Supplier reserves the right at any time to change such terms and conditions, or to terminate Supplier’s Card Programs or any authorization to Marketer or Marketer’s retailer customers to participate in Supplier’s Card Programs.

9.2	Records
In order to help Supplier administer Supplier’s Card Programs, Marketer shall keep complete and accurate records showing the dollar amount of the Products supplied by Marketer to each Retail Outlet at which payment card sales are made under Supplier’s Card Programs. Marketer shall submit copies of such records to Supplier as Supplier may request.

10	Conduct of Marketer’s Business

10.1	Independent Business
In the performance of this agreement Marketer is engaged in an independent business and nothing in this agreement shall be construed as granting Supplier any right to control or direct Marketer with respect to Marketer’s conduct of such business. Supplier has no right to exercise any control over any of Marketer’s employees, all of whom are entirely under the control and direction of Marketer, who shall be responsible for their actions and omissions. Marketer accepts exclusive liability for all contributions and payroll taxes required under federal Social Security laws and State Unemployment Compensation laws or other payments under any laws of similar character as to all persons employed by and working for Marketer.

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10.2	Legal Compliance
Marketer shall conduct all operations in strict compliance with all applicable laws, ordinances, and regulations of all governmental authorities. Marketer shall provide Supplier with all information that it may reasonably request to enable Supplier to comply with all applicable laws, ordinances and regulations of all governmental authorities. Marketer’s indemnity obligation under section 17 (Indemnity) shall include any and all expense, liability, claims, fines, civil penalties or demands that may arise or be assessed as a result of any failure by Marketer to comply with any of the foregoing governmental requirements.

10.3	Sale of Products
Marketer shall diligently promote the sale in Marketer’s Area of Primary Responsibility of the Products, and shall conduct the operation of Marketer’s business in such a manner as to promote goodwill toward Supplier and the Products. Marketer shall not disparage or diminish in any way by act or omission the good reputation of Supplier, Supplier’s products or the Retail Outlets at which Supplier’s products are sold. Without limitation on the foregoing, Marketer shall not solicit or request any customer that purchases a Product from Marketer to cease purchasing the Product and instead purchase a competitive product from Marketer, or otherwise suggest or recommend such a switch. Marketer agrees to assist in the administration of any promotional programs Supplier may establish for its retailer or other customers. Marketer agrees to distribute to Marketer’s customers such promotional materials furnished by Supplier as Supplier may reasonably request. Marketer shall not sell or distribute the Products as an aviation fuel or for any other application unintended by Supplier.
11    Oil Spills
If a Product spill occurs anywhere in connection with Marketer’s performance of this agreement, Marketer shall promptly notify Supplier and the appropriate governmental authorities and shall take immediate action to clean up the spill and prevent further damage. Upon receipt of such notification, Supplier shall have the right, at its election, to provide, or cause to be provided, to Marketer such additional manpower, equipment and material as in Supplier’s sole discretion are deemed reasonable to complete the clean-up in a satisfactory manner. Marketer shall pay and be responsible for, and Marketer’s indemnity obligations under section 17 (Indemnity) shall include, but not be limited to, all costs and expenses incurred in connection with the clean-up operations, including reimbursement to Supplier for all of its costs and expenses, and all fines, charges, fees or judgments imposed or levied by any federal, state or local governmental agency as a result of such spill, except in the event the spill resulted solely from any act or omission on the part of Supplier or Supplier’s employees.
12    Sale of Marketer’s Business
12.1    Offer to Transfer Assets
Subject to any valid requirements of any applicable statute, if at any time during the term of this agreement, Marketer desires to sell, lease or otherwise transfer all or any part of the assets (including but not limited to real or personal property, contract rights, accounts

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receivable, customer lists and other intangible assets) then used by Marketer in the distribution and sale of the Products purchased under this agreement (other than as collateral for a loan from a financial institution or any other transfer in the ordinary course of Marketer’s business), and Marketer receives a bona fide offer for the same which Marketer wishes to accept, Marketer shall immediately notify Supplier in writing of the terms thereof and provide Supplier with a complete copy of the executed written agreement or other documents embodying such offer which contain all of the terms and conditions between the parties, with no material terms yet to be negotiated, together with copies of all information regarding Marketer’s business supplied to the offeror by Marketer, and all information and documentation required by section 16 (Assignment).
12.2    Supplier’s Right of First Refusal
Supplier shall have the right to acquire such interest of Marketer at the price and on the terms of such offer if Supplier, within 60 days after Supplier’s receipt of such written notice from Marketer of any such offer (together with all documents and other information required by this section 12 and section 16), notifies Marketer in writing of Supplier’s exercise of such option. If Supplier exercises such right, the transaction shall be consummated within 30 days after delivery to Marketer of Supplier’s notice of exercise or at such later date as may be specified in the offer and Marketer shall, prior to such date and at Marketer’s expense, do all things necessary or desirable in order to give Supplier title to the interest being acquired free from the claims of Marketer’s creditors. If Supplier does not exercise such right, Marketer may, at any time within 6 months after the expiration of such 60-day period, but no later, sell, lease or otherwise transfer such interest, but only to the original offeror and only upon the terms of the offer submitted by Marketer to Supplier.
12.3    General
Supplier’s rights hereunder shall continue to apply until Marketer’s entire interest is transferred in accordance herewith. An offer by a third party to exchange other property interests owned or to be acquired by it for any interest of Marketer shall be deemed to constitute an offer to purchase for a price equal to the fair market value of the property offered in exchange. Nothing herein shall be construed as a consent by Supplier to any such sale, lease or transfer or a waiver of any of Supplier’s rights under section 16 or under any other agreement between Marketer and Supplier. Supplier shall have the right to assign its rights under this section 12 to a third party.

13    Prevention of Performance; Shortage of Supply
13.1    Force Majeure
There shall be no obligation to sell or deliver or to receive or use the Products when and while, and to the extent that, the receiving or using or manufacture or making deliveries in the customary manner is prevented or hindered by act of God, fire, riot, labor disturbances (whether involving employees of the party affected or of others and regardless of whether the disturbance could be settled by acceding to the demands of a labor group), accident, war or the acts of any government (whether foreign or domestic, federal, state, county or municipal) or any causes beyond the reasonable control of the party affected, whether or not similar to any of the foregoing causes. In cases of partial or total interruption or loss or

Branded Motor Fuel Marketer Agreement    -12-    RS19600D (03/16/12)

shortage of transportation facilities or supplies, or shortage of Products deliverable under this agreement, Supplier may allocate deliveries of available Products among Marketer, Supplier’s other customers, contract or otherwise, including Supplier’s affiliates, and Supplier for its own use, on any basis which in Supplier’s sole judgment is fair and reasonable, allowing for such priorities as Supplier deems appropriate. No such reduction need be made up.
13.2    Shortage of Supplies
Due to uncertainties in the supply/demand situation (which may include a decision by Supplier that the costs of some crude oil and products which might be available are unreasonable), Supplier may not have sufficient supplies of one or more of the Products to meet the full requirements of Marketer, of Supplier’s other customers, contract or otherwise, including Supplier’s affiliates, and of Supplier for its own use. Whenever that situation exists and Supplier’s performance under this agreement is not otherwise excused, Supplier may allocate deliveries of available Products on any basis which in Supplier’s sole judgment is fair and reasonable, allowing for such priorities as Supplier deems appropriate. No such reduction need be made up.
13.3    Allocation
Allocation is fair and reasonable even if it is based on a shortage in the then contemplated sources of supply or a general shortage in Supplier’s System or on historical or planned deliveries. “Supplier’s System” means the supply system of Supplier’s ultimate parent company, Chevron Corporation, and its wholly owned subsidiaries.
14    Termination
14.1    Marketer’s Right to Terminate
Marketer may terminate this agreement without cause at any time during the term of this agreement upon giving Supplier 90 days’ prior written notice of such termination.
14.2    Supplier’s Right to Terminate (other than for market withdrawal)
Supplier may, in addition to its other remedies, including the right to terminate this agreement as otherwise provided, terminate this agreement upon giving Marketer 90 days’ prior written notice of such termination or, if it would not be reasonable for Supplier to give 90 days’ prior written notice, at Supplier’s election upon giving Marketer prior notice for such lesser period as is reasonable in the circumstances, if any one of the following occurs:

a.	Marketer by act or omission breaches or defaults on any covenant, condition or other provision of this agreement.

b.
Marketer fails to exert good faith efforts to carry out the provisions of this agreement following written notice to Marketer from Supplier of such failure and a reasonable opportunity to exert good faith efforts to carry out such provisions.

c.	Marketer fails to pay to Supplier in a timely manner when due all sums to which Supplier is legally entitled (whether or not owed under this agreement).

d.	Marketer knowingly fails to comply with federal, state or local laws and regulations relevant to Marketer’s performance of this agreement.

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e.	Willful adulteration, commingling, mislabeling or misbranding of motor fuels or other violations by Marketer of trademarks utilized by Supplier.

f.	Unlawful, fraudulent or deceptive acts or practices or criminal misconduct by Marketer relevant to Marketer’s performance of this agreement.

g.	Conviction of Marketer of any felony involving moral turpitude.

h.	Marketer knowingly induces the breach by a third party of a contract between Supplier and the third party.

i.	Any other event which is relevant to the relationship between Supplier and Marketer and as a result of which termination of this agreement is reasonable.
Without limitation on the foregoing, it is agreed that upon the occurrence of any of the events specified in sections 14.2.e through 14.2.h it would not be reasonable to require Supplier to give 90 days’ prior written notice, that 10 days’ notice would be reasonable in the circumstances, and that in any such circumstance Supplier may elect to terminate this agreement upon giving Marketer 10 instead of 90 days’ prior written notice of such termination.
14.3    Market Withdrawal
If during the term of this agreement Supplier decides to withdraw from marketing motor fuel in Marketer’s Area of Primary Responsibility through Retail Outlets identified by Supplier’s Insignia, Supplier may terminate this agreement by giving Marketer 180 days’ prior written notice of such termination and otherwise complying with any applicable requirements of law, including the federal Petroleum Marketing Practices Act.
14.4    Marketer’s Death
This section 14.4 applies if Marketer is an individual. If any applicable statute (i) limits Supplier’s ability to terminate this agreement in the event of Marketer’s death or (ii) allows Marketer to designate a successor-in-interest in the event of Marketer’s death, Supplier and Marketer shall comply with the requirements of such statute. Absent such a statute, or absent a valid designation by Marketer of a successor-in-interest under such a statute, or if Marketer’s designated successor-in-interest does not qualify under the statute or elects not to assume Marketer’s obligations under this agreement, Supplier may terminate this agreement following Marketer’s death, upon giving 90 days’ prior written notice of such termination to Marketer’s estate, if either:

a.
Marketer’s estate does not assign its rights under this agreement within 6 months following Marketer’s death to an assignee meeting all of Supplier’s then-current qualifications for prospective Supplier marketers.

b.	Such assignee does not assume in writing within 6 months following Marketer’s death all of Marketer’s obligations under this agreement.
14.5    No Implied Waiver or Release
Waiver by Supplier of one or more breaches or defaults by Marketer shall not be deemed to be a waiver of any other or continuing breach or default. Termination of this agreement shall not relieve Marketer of responsibility for obligations incurred prior to termination.

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14.6    Sale of Products Following Expiration of Term
If Supplier continues to accept orders from Marketer for the Products following expiration of the term of this agreement, such sales shall be upon all of the terms and conditions of this agreement. Such sales shall not be construed to evidence a renewal of this agreement by operation of law or otherwise, but shall imply only an agreement from day to day, which Supplier may (subject to any valid requirements of any applicable statute) terminate without cause at any time upon giving Marketer written notice of such termination.
15    Exchange Terminals
15.1    Termination of Exchange Agreements
Each of the following delivery points is an exchange terminal at which Products are made available to Supplier pursuant to a product exchange agreement between Supplier and a third party:
ABERNATHY TX TRM VALERO
ABILENE TX TRM PRIDE REF
AMARILLO TX TRM VALERO
AUSTIN TX TRM FLINT HILLS RES
BATON ROUGE LA TRM EXXONMOB
BROWNSVILLE TX TRM CITGO
CENTER TX TRM SUNOCO
HARLINGEN TX TRM VALERO
HEARNE TX TRM SUNOCO
IRVING TX TRM EXXONMOBIL
LAKE CHARLES LA TRM CITCO
LAREDO TX TRM VALERO
ODESSA TX TRM MAGELLAN
SAN ANGELO TX TRM PRIDE
SAN ANTONIO TX TRM CITGO
SAN ANTONIO TX TRM FLINT HILL
WACO TX TRM FLINT HILLS RESOUR
PORT ALLEN LA TRM PLACID
EULESS TX TRM FLINT HILLS
EL PASO TX TRM WESTERN REF
BEAUMONT TX TRM SUNOCO
Each such exchange agreement is terminable at any time by either party thereto without cause upon short notice – typically 30 to 60 days’ notice. If any such exchange agreement

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is terminated by either party thereto (and Supplier may do so in its absolute discretion), Supplier may terminate its obligations under section 3 (Product Quantities) and section 4 (Delivery) to deliver Products to Marketer at the applicable delivery point upon giving Marketer 90 days’ prior written notice of such termination or, if it would not be reasonable for Supplier to give 90 days’ prior written notice, at Supplier’s election upon giving Marketer prior notice of such lesser period as is reasonable in the circumstances. If Supplier’s obligations to make deliveries at a particular delivery point are terminated pursuant to this section 15.1, Supplier shall have no obligation to make up the resulting reduction in the quantity of Products which Supplier is obligated to supply to Marketer under section 3 nor shall Supplier have any obligation to supply additional quantities of Products to Marketer at any other delivery point, but Supplier may in its sole discretion elect to do so.
15.2    Alternative Supply Arrangements.
If any such exchange agreement is terminated and Supplier is able to make alternative arrangements, on terms and conditions which are (in its sole judgment) satisfactory to Supplier, for the supply of Products to Marketer at an alternative delivery point, Supplier’s obligations under this agreement shall be subject to all of the terms and conditions of such alternative supply arrangements. If only limited quantities of Products are available to Supplier at such alternative delivery point, Supplier may allocate deliveries of available Products in the manner set forth for other circumstances in section 13 (Prevention of Performance; Shortage of Supply). No such reduction need be made up. Upon termination of such alternative supply arrangements, Supplier shall have the right to terminate its obligations to make deliveries at the alternative delivery point. If Supplier’s obligations to make deliveries at a particular delivery point are terminated pursuant to this section 15.2, Supplier shall have no obligation to make up the resulting reduction in the quantity of Products which Supplier is obligated to supply to Marketer under section 3 (Product Quantities) nor shall Supplier have any obligation to supply additional quantities of Products to Marketer at any other delivery point, but Supplier may in its sole discretion elect to do so.
15.3    Termination of Supply at All Delivery Points
If Supplier’s obligation to sell Products to Marketer has been terminated with respect to all delivery points and Supplier therefore no longer has any remaining obligation under this agreement to sell Products to Marketer, this agreement shall automatically terminate without further notice to Marketer.
15.4    Exchange Terminal Rules and Regulations
Marketer shall comply with all applicable rules and regulations of any exchange terminal in effect at the time of delivery, including any requirement that Marketer provide specified insurance coverage.

Branded Motor Fuel Marketer Agreement    -16-    RS19600D (03/16/12)

16    Assignment
16.1    Assignment by Marketer
This agreement is personal to Marketer and Marketer shall not, subject to any valid requirements of any applicable statute, assign any rights or delegate any duties that Marketer may have under this agreement, either voluntarily, involuntarily or by operation of law, or otherwise, without the prior written consent of Supplier. Marketer shall advise Supplier in writing of any proposed assignment, and shall provide Supplier such information and documentation relating to the proposed assignment and assignee as Supplier may reasonably require, including a fully completed Marketer Application in Supplier’s then-current form, together with all financial statements and other attachments designated in such application, and all information and documentation required by section 12 (Sale of Marketer’s Business).
16.2    Change in Control of Marketer
This section 16.2 applies if Marketer is a corporation, limited liability company, or partnership. Any sale, conveyance, alienation, transfer or other change of interest in or title to or beneficial ownership of any voting stock of Marketer (or securities convertible into voting stock of Marketer) or other voting, profit, capital or partnership interest of Marketer, which results in a change in the control of Marketer, whether voluntarily or by operation of law, merger or other corporate proceedings, or otherwise, shall be construed as an assignment of Marketer’s rights under this agreement. A change in the control of Marketer shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Marketer directly or indirectly. A party who owns 25 percent or more of the voting stock of Marketer (or securities convertible into such voting stock) or other voting, profit, capital or partnership interest of Marketer, shall be deemed to have such ability. In the case of a limited partnership, a party who owns 25 percent or more of the general partner interest in the limited partnership shall also be deemed to have such ability. Thus, for example, any of the following would constitute an assignment of Marketer’s rights under this agreement and require Supplier’s prior written consent under section 16.1:

a.	If Marketer is a corporation:

i.	Transfer of 25 percent or more of the voting stock of Marketer.

ii.	Transfer of a lesser percentage of such stock to an existing stockholder who thereby would own 25 percent or more of Marketer’s voting stock.

iii.	Transfer of a lesser percentage of such stock which as a practical matter results in a change in the control of Marketer.

b.	If Marketer is a partnership:

i.	Transfer of 25 percent or more of the beneficial interest in Marketer.

ii.	Transfer of 25 percent or more of the general partner interest in Marketer.

iii.
Transfer of a lesser percentage of such interests in Marketer to an existing partner who would thereby own 25 percent or more of the total partnership or 25 percent or more of the general partner interest in Marketer.

iv.	Transfer of a lesser percentage of such partnership interests which as a practical matter results in a change in the control of Marketer.

Branded Motor Fuel Marketer Agreement    -17-    RS19600D (03/16/12)

16.3    Assignment by Supplier
Supplier shall have the right at any time to assign its rights and delegate its duties under this agreement without Marketer’s consent. In the event of any such assignment by Supplier, the prices to be paid by Marketer pursuant to section 5 (Price) shall be such prices as may be set in good faith by the transferee.

16.4    No Release
Any such assignment or other transfer by Marketer or Supplier shall not relieve Marketer or Supplier of their obligations under this agreement.
17    Indemnity
Marketer shall indemnify, defend and hold harmless Supplier, Chevron Corporation, the subsidiary and affiliated companies of each of them (collectively “Supplier and its affiliates”), and their respective directors, employees and agents, from and against any and all expenses (including attorneys’ fees), liabilities and claims of whatsoever kind and nature, including to those for damage to property (including property of Marketer) or for injury to or death of any person (including Marketer), directly or indirectly arising or alleged to arise out of or in any way connected with the storage, handling, distribution, sale or use of any Products, or with the maintenance, upkeep, repair, replacement or operation of any premises used by Marketer in connection with this agreement or anything located thereon, including any act or omission of Marketer or Marketer’s agents or employees in the performance of this agreement, or in the operation of any vehicle or vehicles in connection with Marketer’s business. The foregoing indemnity shall not apply where such expense, liability or claims result from Supplier’s sole negligence or willful misconduct.
18    Insurance
18.1    Insurance to be Maintained by Marketer
Without in any way limiting Marketer’s indemnity obligations under section 17 (Indemnity), Marketer shall maintain at Marketer’s own expense during the term of this agreement the insurance specified below with respect to Marketer’s operations in connection with this agreement:

a.	Employees. Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable law;

b.
General Liability. Comprehensive or Commercial General Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, including the following supplementary coverage: (i) Contractual Liability Insurance to cover liability assumed under this agreement and (ii) Product and Completed Operations Liability Insurance;

c.	Vehicles. Automobile Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, on all owned, non-owned and hired vehicles; and

d.	Other Legal Requirements. Any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority,

Branded Motor Fuel Marketer Agreement    -18-    RS19600D (03/16/12)

including the federal Motor Carrier Act of 1980 and all rules and regulations of the Department of Transportation.
18.2    Other Insurance Requirements
The insurance specified in section 18.1 shall be issued by insurance companies that meet the financial standards for insurers (established by Supplier) and shall require the insurer to provide Supplier with 10 days’ prior written notice of any cancellation or material change in the insurance. The insurance specified in sections 18.1.b through 18.1.d shall name Supplier and its affiliates as additional insureds.
18.3    Proof of Insurance
Marketer shall furnish Supplier with certificates or other documentary evidence satisfactory to Supplier of the insurance required to be maintained by Marketer under this section 18. If Marketer fails to do so as to any of the required insurance, then Supplier, in addition to such other remedies as it may have, shall have the right to purchase such insurance at Marketer’s expense. Marketer shall upon demand promptly reimburse Supplier for the cost of any insurance purchased by Supplier for Marketer’s account under this section 18.3.
19    Motor Fuel Regulations

19.1	Compliance Requirements
The Products are subject to federal air pollution laws and regulations controlling fuels and fuel additives for use in motor vehicles and motor vehicle engines. Those laws and regulations require motor fuels to meet product specifications designed to minimize harmful emissions, and impose directly on Marketer, any distributor, reseller, retailer or wholesale purchaser-consumer (as defined in such regulations) receiving regulated motor fuels from Marketer (“Marketer’s Motor Fuel Customers”) and Supplier specific legal obligations in selling and distributing regulated motor fuels. Supplier has established certain programs and procedures for handling regulated motor fuels to achieve compliance with these governmental requirements and reduce liability exposure for noncompliance. Marketer recognizes the importance to Supplier, Marketer and the public of Marketer and Marketer’s Motor Fuel Customers meeting fully all governmental motor fuel requirements. Accordingly, Marketer shall comply with, and shall cause Marketer’s Motor Fuel Customers to comply with, Supplier’s current and future programs and procedures for handling regulated motor fuels, as set forth in Supplier’s Motor Fuel Quality Compliance Manual or other written communications that Supplier has distributed or may in the future distribute to Marketer. Marketer shall require Marketer’s Motor Fuel Customers to follow Supplier’s programs and procedures for handling regulated motor fuels by written agreement in a form approved by Supplier. Supplier does not represent or warrant that following its programs and procedures for handling regulated motor fuels will ensure compliance with all governmental motor fuel requirements. Marketer is independently responsible for complying fully with all applicable federal, state and local laws and regulations pertaining to motor fuels, and for causing Marketer’s Motor Fuel Customers to so comply.

Branded Motor Fuel Marketer Agreement    -19-    RS19600D (03/16/12)

19.2    Product Testing
Marketer shall promptly advise Supplier if Marketer has any indication that contamination of any Product may have occurred in order that Supplier may, at its option, conduct a test of the Product. Supplier’s representatives shall have the right at any time to enter upon the premises where Products are stored by or for Marketer and to take such quantities of the Products as they deem necessary to check the Products quality, compensating Marketer (at Marketer’s cost, which for this purpose shall be based on Supplier’s price to Marketer under this agreement in effect at the time Products are taken, or, at Supplier’s option, in kind) for any Products taken.
19.3    Marketer’s Indemnity Obligations
Marketer’s indemnity obligations under section 17 (Indemnity) shall include any and all expense, liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any act or omission of Marketer, Marketer’s agents, employees or carriers or of Marketer’s Motor Fuel Customers in handling motor fuel purchased under this agreement, or as a result of failure by any of them to follow Supplier’s programs and procedures for handling motor fuel.
19.4    Noncompliance
If Marketer fails to comply with the requirements of this section 19 with regard to any particular Product, then Supplier, in addition to such other remedies as it may have, shall have the right to terminate delivery to Marketer of that Product or to suspend such delivery until Supplier is satisfied that Marketer is again in compliance herewith.
20    Deliveries to Supplier’s Contract Customers
20.1    Contract Customers
Marketer shall, at Supplier’s request and as Supplier’s agent, make deliveries of Products for Supplier’s account to those customers under contract with Supplier (“Contract Customers”) specified in Exhibit C and to such other contract customers as Supplier may specify. Contract Customers may include local, state and federal governments, retail retailers, certain consumers and other resellers. Marketer shall be credited by Supplier at Marketer’s cost for the particular Product involved, based on Supplier’s price to Marketer under this agreement in effect at the time that Marketer makes such delivery. Each such delivery by Marketer shall constitute a return to Supplier’s inventory of the Product so delivered and not a resale of the Product by Marketer to Supplier, and the quantities of Products so delivered shall not constitute a part of the maximum quantities specified in section 3 (Product Quantities).
20.2    Nonexclusive Arrangement
Supplier reserves the right at any time to withdraw its request for deliveries by Marketer to some or all Contract Customers and to make such deliveries itself.
20.3    Mode of Delivery
In addition to deliveries from Marketer’s trucks into the storage facilities of Contract Customers, Marketer shall, at Supplier’s request, make deliveries into Contract Customers’ trucks at Marketer’s storage facilities, and Marketer shall provide unimpeded and adequate

Branded Motor Fuel Marketer Agreement    -20-    RS19600D (03/16/12)

access to Marketer’s storage facilities during normal business hours to enable Contract Customers to receive deliveries of Products.
20.4    Credit Deliveries
In making deliveries for Supplier’s account to Contract Customers, Marketer shall confine all credit deliveries, both as to time and money limits, within the authority given to Marketer by Supplier in writing. If Marketer makes any credit deliveries in excess of written authorization either as to time or money limits, Marketer shall pay Supplier upon demand the amount of such sale price which on the date of such demand remains unpaid to Supplier, and Supplier may set off such unpaid price against any sums then or thereafter due to Marketer from Supplier.
20.5    Compensation
As Marketer’s sole compensation for making deliveries to Contract Customers, on or before the 20th day of each month during the term of this agreement Supplier shall pay Marketer the service charges specified in Exhibit C on all deliveries of Products made by Marketer during the preceding calendar month to the Contract Customers specified in Exhibit C and shall pay Marketer such service charges as may be later agreed upon by Supplier and Marketer on all deliveries of Products made by Marketer during the preceding month to such other Contract Customers as Supplier may specify during the term of this agreement.
21    Miscellaneous
21.1    Usages
In this agreement, unless otherwise stated or the context otherwise requires, the following usages apply:

a.	“Includes” means “includes, but is not limited to,” and “including” means “including, but not limited to.”

b.	Actions permitted under this contract may be taken at any time and from time to time in the actor’s discretion.

c.	“A or B” means “A or B or both.”

d.
Section and exhibit references are to sections and exhibits of this agreement. Section references also refer to all included sections. For example, references to section 14 also refer to sections 14.2, 14.2.a, etc.

21.2    Notices
Any and all written notices to be given under this agreement shall be sent by certified mail or a nationally recognized overnight courier or personally delivered to the other party at the address set forth below, or at such other address as either party may designate by written notice to the other.

Branded Motor Fuel Marketer Agreement    -21-    RS19600D (03/16/12)

Supplier	Marketer
Chevron Products Company Business Processing Group 1500 Louisiana Street Houston, TX 77002	Susser Petroleum Operating Co. Llc 555 East Airtex Drive Houston TX 770736099

21.3    Confidential Information
Marketer agrees that all materials, technology and information made available to Marketer and not to the general public by or at the direction of Supplier at any time before or during the term of this agreement through any means of communication (collectively “Confidential Information”) shall be considered proprietary trade secrets of Supplier. Without limitation on the foregoing, Confidential Information includes information about or derived from a Supplier web site or a web site maintained by a third party designated by Supplier, which is accessible by Marketer but not the general public. Marketer shall keep confidential all Confidential Information and use it only in connection with Marketer’s operations as an authorized reseller of Products. Marketer shall not disclose Confidential Information to anyone other than Marketer’s employees, agents or contractors who have a need to know Confidential Information to assist such operations, and Marketer shall cause any such person to whom Marketer discloses Confidential Information to keep it confidential and not to disclose it to anyone else. Upon Supplier’s request, Marketer shall promptly return or destroy all Confidential Information disseminated in written, electronic or machine-readable form, and all notes, documents and computer files containing Confidential Information, and all copies of the foregoing. Marketer shall notify Supplier promptly in the event Marketer is required by legal process to disclose any Confidential Information, and make reasonable efforts to obtain an appropriate protective order for any such required disclosure of Confidential Information.
21.4    Sales or Earnings Projections Disclaimer
Due to the various factors which may affect the performance of an individual marketer's business, Supplier does not supply statements of estimated or projected sales or earnings to prospective Branded Marketers, nor does Supplier represent that Branded Marketers will earn or are likely to earn a profit. And no employee of Supplier has been or is authorized to make such statements.
21.5    Marketer Application; Residency
Marketer represents and warrants that all information set forth in Marketer’s written application to become a Branded Marketer and all other written information, including financial statements, submitted by Marketer in connection with such application was at the time of submission true, accurate and complete, and did not omit any material fact necessary to make the information submitted, in light of the circumstances under which it was submitted, not misleading. Marketer also represents and warrants that Marketer is a citizen or lawful permanent resident of the United States. Marketer shall upon request furnish Supplier with proof of Marketer’s citizenship or immigration status. In the event of any breach of the warranties set forth in this section 21.5 occurring prior to the commencement of the term of this agreement which resulted directly or indirectly in

Branded Motor Fuel Marketer Agreement    -22-    RS19600D (03/16/12)

Supplier entering into this agreement, Supplier shall have the right to terminate this agreement.
21.6    Conflicts of Interest
Except as otherwise expressly provided in this agreement, neither Marketer nor any director, employee or agent of Marketer shall give to or receive from any director, employee or agent of Supplier and its affiliates any gift, entertainment or other favor of significant value, or any commission, fee or rebate, in connection with this agreement. Neither Marketer nor any director, employee or agent of Marketer shall, without Supplier’s prior written consent, enter into or maintain any business arrangement with any director, employee or agent of Supplier and its affiliates unless such person is acting as a representative of and on behalf of Supplier and its affiliates. Marketer shall immediately notify Supplier upon acquiring knowledge of any violation of this section 21.6.
21.7    Entire Agreement
Subject to section 2 (Term), effective as of the commencement of the term of this agreement, this agreement terminates and supersedes any prior agreements between Marketer and Supplier and its affiliates relating to the subject matter of this agreement, provided that any outstanding breach by Marketer of any such prior agreement shall be deemed to be a breach of this agreement. Supplier may be required under the franchise laws of one or more states to give prospective marketers in those states a franchise disclosure document in a prescribed form. Nothing in this agreement, or in any related agreement, is intended to waive or disclaim any representations made by Supplier in any such disclosure document that Supplier may furnish in connection with this agreement.
21.8    Waiver or Modification
No modification of this agreement, and no waiver of any provision of this agreement, shall be binding on Supplier or Marketer unless in writing and signed by Supplier and Marketer.
Signatures

Susser Petroleum Operating Co. Llc			Chevron Products Company

By:	/s/ Rocky B. Dewbre	By:	/s/ Sahar Minhas

Branded Motor Fuel Marketer Agreement    -23-    RS19600D (03/16/12)

Exhibit A

Marketer’s Area of Primary Responsibility comprises the following counties:

County	State
ATASCOSA	Texas
BEXAR	Texas
BLANCO	Texas
BRAZORIA	Texas
CALCASIEU	Louisiana
CAMERON	Texas
CHAMBERS	Texas
COLLIN	Texas
CROCKETT	Texas
DALLAS	Texas
DENTON	Texas
EAST BATON ROUGE	Louisiana
ECTOR	Texas
ELLIS	Texas
FAYETTE	Texas
FORT BEND	Texas
GALVESTON	Texas
GONZALES	Texas
HARRIS	Texas
HIDALGO	Texas
HUNT	Texas
JEFFERSON	Texas
JOHNSON	Texas
LAFAYETTE	Louisiana
LIBERTY	Texas
MATAGORDA	Texas
MCLENNAN	Texas
MIDLAND	Texas
MONTGOMERY	Texas
POLK	Texas
ROBERTSON	Texas
ROCKWALL	Texas
SAINT LANDRY	Louisiana
SMITH	Texas
SUTTON	Texas

Branded Motor Fuel Marketer Agreement    A-1    RS19600D (03/16/12)

TARRANT	Texas
TOM GREEN	Texas
TRAVIS	Texas
VAL VERDE	Texas
WALKER	Texas
WALLER	Texas
WEBB	Texas
WEST BATON ROUGE	Louisiana
WILLIAMSON	Texas

Branded Motor Fuel Marketer Agreement    A-2    RS19600D (03/16/12)

Exhibit B
Sets forth below are sample calculations under section 3.5 (Adjustment for New Retail Outlets) and section 3.6 (Adjustment for Inactive Retail Outlets).
Assumptions:

1.	Calculation of Marketer’s maximum entitlement of motor gasoline for February 2011.

2.	Marketer’s purchases of motor gasoline from Supplier for the period February 1, 2010 through January 31, 2011 were 12,000,000 gallons.

3.	7,200,000 gallons were lifted from Delivery Point 1 and 4,800,000 gallons were lifted from Delivery Point 2.

4.
Supplier and Marketer executed an Authorization Agreement for a New Retail Outlet with a Start Date of September 15, 2010, with an annual motor gasoline volume of 1,000,000 gallons for the prior year to be supplied from Delivery Point 1.

5.
On June 1, 2010 Marketer debranded a former Chevron or Texaco branded Retail Outlet supplied from Delivery Point 2, which had monthly volumes for February, March, April and May, 2010, of 50,000 gallons, 60,000 gallons, 50,000 gallons, and 40,000 gallons, respectively.

6.
The applicable Seasonal Monthly Percentages for gasoline for Delivery Point 1 are: 5% for January; 7% for February; 8% for March; 10% for April, May, June, July, August and September; 8% for October; 7% for November; and 5% for December.

7.
The applicable Seasonal Monthly Percentages for gasoline for Delivery Point 2 are: 7% for January; 8% for February; 8% for March; 9% for April, May, June, July; 10% for August and September; 8% for October; 7% for November; and 6% for December.

Calculation 1 — New Outlet:

1.	Under section 3.3, the Terminal Annual Quantities are initially 7,200,000 gallons of motor gasoline for Delivery Point 1.

2.	Under section 3.5, this amount is increased by a percentage of 1,000,000 gallons to reflect the New Retail Outlet.

(a)	That percentage is determined by adding the applicable Seasonal Monthly Percentages for February, March, April, May, June, July, August, i.e., 7% + 8% + 10% + 10% + 10% + 10% + 10% = 65%.

(b)	65% of 1,000,000 gallons = 650,000 gallons.

(c)	Terminal Annual Quantities at Delivery Point 1 after new Retail Outlet = 7,200,000 gallons + 650,000 gallons = 7,850,000 gallons.

B-1
Branded Motor Fuel Marketer Agreement        RS19600D (03/16/12)

3.	Supplier’s maximum sales obligation for motor gasoline at Delivery Point 1 for February 2011 = 7,850,000 x 7% (the Seasonal Monthly Percentage for February for Delivery Point 1) = 549,500 gallons.
Calculation 2 — Inactive Outlet:

1.	Under section 3.3, the Terminal Annual Quantities are initially 4,800,000 gallons of motor gasoline for Delivery Point 2.

2.
Under section 3.6, this amount is reduced to reflect sales during the 12-month period at the inactive outlet. Terminal Annual Quantities at Delivery Point 2 after reduction = 4,800,000 gallons – 200,000 gallons = 4,600,000 gallons.

3.
Supplier’s maximum sales obligation for motor gasoline at Delivery Point 2 for February 2011 = 4,600,000 gallons x 8% (the Seasonal Monthly Percentage for February for Delivery Point 2) = 368,000 gallons.

B-1
Branded Motor Fuel Marketer Agreement        RS19600D (03/16/12)

Exhibit C
Pursuant to section 20, for requested deliveries by Marketer for Supplier’s account to the Contract Customers specified below, Supplier shall pay Marketer the following service charges:
THIS EXHIBIT IS NOT APPLICABLE.

Branded Motor Fuel Marketer Agreement    C-1    RS19600D (03/16/12)